Exhibit 99.1

American Physicians Capital, Inc. Reports First Quarter 2003 Results

    EAST LANSING, Mich., May 8 /PRNewswire-FirstCall/ --
American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today reported a net loss of ($985,000), or ($.11) per diluted share for the first quarter of 2003, compared to a net loss of ($12.6) million, or ($1.26) per diluted share for the first quarter of 2002. Net operating loss was also ($.11) per diluted share in the first quarter of 2003, as compared to a net operating loss of ($.33) per diluted share in the first quarter of 2002.

    "Our operating results continued to improve as our loss ratio dropped to 95.8%," said President and CEO William B. Cheeseman. "We had hoped to be profitable for the quarter, but the extremely low interest rate environment has reduced our investment returns. However, we are reporting improved operating results in all lines, and continue to obtain rate increases in all markets."

    Operating income, which differs from net income by excluding the net effect of realized capital gains and losses, is used by management and the investment community as an important measure of the company's financial performance. APCapital believes that investors' understanding of our company's performance is enhanced by our disclosure of non-GAAP financial measures. We use operating income (loss) as a measure of underwriting performance, and we believe that it is useful to investors because it excludes the net effect of realized capital gains and losses, which are volatile between periods and because investors often exclude such data when evaluating a company's performance.

    In addition to our reported GAAP loss ratios, we also report an accident year loss ratio, which excludes any prior year loss reserve development. We believe this is useful to investors as it is a better indication of our current underwriting performance. Our method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

    In accordance with the transition guidance given in Statement of Financial Accounting Standards ("SFAS") No. 142, the goodwill impairment charge, net of tax, that was determined in the fourth quarter of 2002 has been recorded in the first quarter of 2002 as SFAS No. 142 was adopted effective January 1, 2002.


    Medical Professional Liability Results

    Net earned premiums were $39.5 million in the first quarter of 2003, a 19.8% increase over the first quarter of 2002. The majority of this premium increase is from the Company's rate actions as our insured physician count decreased 5.3%. The Company continues its exit from the Florida market, and the elimination of poor risks in other markets. However, the Company has increased its market penetration in Michigan and Illinois. During the first quarter, the Company successfully renewed its reinsurance program at terms similar to 2002. The major reinsurance company participants are Hannover Re, American Re, and Transatlantic Reinsurance Co.

    Loss and loss adjustment expenses continued to improve. The first quarter 2003 reported loss ratio was 104.3%, consisting of 101.8% on the current accident year and 2.5% of prior year development. These ratios compare to 116.8% on the 2002 accident year and 4.5% of prior year development for a total loss ratio of 121.3% reported in the first quarter of 2002.

    Underwriting expenses were $7.8 million, or 19.8% of net earned premium in the first quarter of 2003 compared to $6.4 million, or 19.4% in the first
quarter of 2002.   The increases in underwriting expenses were directly
attributable to the increase in commissions and premium taxes associated with the higher premium volume.


    Workers' Compensation Results

    Net earned premiums were $12.5 million in the first quarter of 2003, an 18.0% decrease from the first quarter of 2002. The decrease was the result of the non-renewal of construction and other higher risk or poor performing business. This decline in premium is part of management's plan to restructure the workers' compensation book of business into a more profitable, lower-risk line of business. Rates on renewal business in the 2003 first quarter increased an average of 23%.

    Loss and loss adjustment expenses have improved from 2002. The first quarter 2003 reported loss ratio was 73.7% consisting of 80.1% on the current accident year and (6.4%) of prior year development. These ratios compare to 80.0% on the 2002 accident year and (6.5%) of prior year development for a total loss ratio of 73.5% reported in the first quarter of 2002. The loss ratio for all of 2002 was 86.8%.

    Underwriting expenses were $4.3 million, or 34.2% of net earned premium in the first quarter of 2003 compared to $3.9 million, or 25.4% in the first quarter of 2002. The increase in underwriting expenses was attributable to the hiring of a new management team and the restructuring of the book-of-business.


    Health and Other Operating Activities

    Net earned premiums for the health program were $6.5 million in the first quarter of 2003, a 14.8% increase over the first quarter of 2002. The health premiums relate to a single preferred provider program sponsored by one of the Company's major Michigan professional liability insured groups. The increase in premiums is the result of increasing rates as the actual number of covered lives in the program decreased 19.0%.

    The health line generated a loss ratio of 82.7% in the first quarter of 2003 as compared to 102.0% in the 2002 first quarter. This improved loss ratio was attributable to the higher rates and the non-renewal of poor performing accounts.

    Loss reserve development and reinsurance treaty adjustments related to the run-off of the personal and commercial lines resulted in a ($354,000) loss in the first quarter of 2003. This compares to a loss of ($154,000) in the first quarter of 2002.


    Investment Income

    Investment income was $10.4 million in the first quarter of 2003, a 4.2% decrease from the first quarter of 2002. The decrease was primarily due to lower interest rates and the Company's large cash position in the first quarter. The average yield on investments was 5.48% for the first quarter of 2003 as compared to 5.84% for the same period in 2002.


    Balance Sheet and Equity Information

    APCapital's total assets were $1.059 billion at March 31, 2003, virtually unchanged from December 31, 2002. Net unrealized gains on the Company's investments increased $2.0 million during the first quarter of 2003. At March 31, 2003, the Company's total shareholders' equity was $280.7 million, up from $280.3 million at December 31, 2002. The increase in equity was the result of unrealized gains in the investment portfolio.

    APCapital's book value per common share was $32.25 at March 31, 2003, based on 8,701,533 common shares outstanding, compared to $32.24 at December 31, 2002. Tangible book value per common share was $32.20 at March 31, 2003, compared to $32.24 at December 31, 2002.


    Trust Preferred Pools

    During the first quarter, the Company pursued participation in two insurance trust preferred pools. The pools are expected to close in May 2003 with the Company's anticipated net proceeds approximating $29 million. The pools are anticipated to have a 30 year maturity and bear interest at a floating rate. The initial interest rate is expected to approximate 5.5%.


    Outlook

    "I remain positive about the future," said Cheeseman. "Our higher rate structure and improved book of business will result in continued declines in our loss ratios; and I remain confident that we will achieve profitability in 2003."


    Conference Call: APCapital's Web site, www.apcapital.com/investor , will host a live Webcast of its conference call in a listen-only format to discuss 2003 first quarter results on May 9, 2003 at 10:00 a.m. Eastern time. An archived edition of the Webcast will be available for two weeks following the event. For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-800-642-1687 or (706) 645-9291 and entering the conference ID code: 9855683. The replay will be available through 11:59 p.m. Eastern time on May 23, 2003.


    Corporate Description

    American Physicians Capital, Inc. is a national provider of medical professional liability and workers' compensation insurance through American Physicians Assurance Corporation and its other subsidiaries. The group of companies is rated A- (Excellent) by A.M. Best and A- by Standard & Poor's. Further information about the companies is available on the Internet at www.apcapital.com .


    Forward-Looking Statement: Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, increased pressures on rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers and to collect the full amount of reinsurance recoverable due to run-off or insolvency of a reinsurer, adverse regulatory changes in Michigan and all of our states of operation, our potential inability to execute our business strategy, the loss of our relationships with medical associations, an unanticipated increase in claims or other unforeseen costs due to our exit from certain markets, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, negative changes in financial market conditions, a further downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.



    Summary Financial Information
    APCapital, Inc.

    Balance Sheet Data                        March 31,        December 31,
                                                 2003              2002
                                         (In thousands, except per share data)
    Assets:
      Cash and investments                     $800,071          $801,556
      Premiums receivable                        58,273            62,531
      Reinsurance recoverable                   103,113            98,128
      Deferred federal income taxes              41,027            42,542
      Federal income taxes recoverable            2,015             1,100
      Other assets                               54,370            53,061

        Total assets                         $1,058,869        $1,058,918

    Liabilities and Shareholders' Equity:
     Unpaid losses and loss adjustment
      expenses                                 $639,331          $637,494
     Unearned premiums                          101,013           103,420
     Note payable, officer                        6,662             6,567
     Other liabilities                           31,189            31,148
        Total liabilities                       778,195           778,629

      Shareholders' equity                      280,674           280,289

        Total liabilities and
         shareholders' equity                $1,058,869        $1,058,918

    Book value per share:
      Total                                      $32.25            $32.24
      Tangible                                   $32.20            $32.24

    Shares outstanding                            8,702             8,695


    Summary Financial Information
    APCapital, Inc.

    Income Statement
                                                 Three Months Ended
                                                     March 31,
                                              2003               2002
                                        (In thousands except per share data)
    Net premiums earned                     $58,436            $53,927
    Investment income                        10,385             10,836
    Net realized losses                          (3)              (286)
    Other income                                161                134
         Total revenues                      68,979             64,611

    Losses and loss adjustment expenses      55,982             57,168
    Underwriting expenses                    13,287             11,471
    Other expenses                            1,225              1,401
       Total expenses                        70,494             70,040

         Loss before income taxes and
          cumulative effect of a change
          in accounting principle            (1,515)            (5,429)
    Federal income tax benefit                 (530)            (1,900)
         Loss before cumulative effect of
          a change in accounting principle     (985)            (3,529)
    Cumulative effect of a change in
     accounting principle (1)                                   (9,079)
         Net loss                             $(985)          $(12,608)

    Adjustments to reconcile net loss to
     operating loss
     Net loss                                  (985)           (12,608)
         Add back:
         Realized losses, net of tax              2                186
         Cumulative effect of a change in
            accounting principle (1)                             9,079

    Operating loss                            $(983)           $(3,343)

    Earnings per share data

    Net loss before cumulative effect of
     a change in accounting principle (1)
       Basic                                 $(0.11)            $(0.35)
       Diluted                               $(0.11)            $(0.35)

    Cumulative effect of a change in
     accounting principle (1)
       Basic                                                    $(0.91)
       Diluted                                                  $(0.91)

    Net loss
       Basic                                 $(0.11)            $(1.26)
       Diluted                               $(0.11)            $(1.26)

    Operating loss per share
       Basic                                 $(0.11)            $(0.33)
       Diluted                               $(0.11)            $(0.33)

    Basic weighted average shares
     outstanding                              8,595             10,029
    Diluted weighted average shares
     outstanding                              8,595  (2)        10,029  (2)


    (1) In accordance with the transition guidance given in SFAS No. 142, the goodwill impairment charge, net of tax, that was determined in the fourth quarter of 2002 has been recorded in the first quarter of 2002 as SFAS No. 142 was adopted effective January 1, 2002.


    (2) Incremental shares for the conversion of options are not included in the calculation as they would be anti-dilutive.



    Summary Financial Information
    APCapital, Inc.

    Line of Business Results
    (Dollars in thousands)                             Three Months Ended
                                                            March 31,
                                                     2003               2002

    Direct Premiums Written:
      Medical professional liability               $47,591            $45,403
      Workers' compensation                          7,226             19,268
      Health                                         6,841              5,528
      Personal and commercial                          -                  360
        Total                                      $61,658            $70,559

    Net Premiums Written:
      Medical professional liability               $40,119            $38,567
      Workers' compensation                          8,305             18,126
      Health                                         6,525              5,684
      Personal and commercial                         (112)               -
        Total                                      $54,837            $62,377

    Net Premiums Earned:
      Medical professional liability               $39,485            $32,951
      Workers' compensation                         12,538             15,292
      Health                                         6,525              5,684
      Personal and commercial                         (112)               -
        Total                                      $58,436            $53,927

    Loss Ratio:
      Medical professional liability                104.3%             121.3%
      Workers' compensation                          73.7%              73.5%
      Health                                         82.7%             102.0%
      Personal and commercial (1)                  -139.7%
        Total                                        95.8%             106.0%

    Underwriting Ratio:
      Medical professional liability                 19.8%              19.4%
      Workers' compensation                          34.2%              25.4%
      Health                                         16.9%              21.0%
      Personal and commercial (1)                   -75.9%
        Total                                        22.7%              21.3%

    Combined Ratio:
      Medical professional liability                124.1%             140.7%
      Workers' compensation                         107.9%              98.9%
      Health                                         99.6%             123.0%
      Personal and commercial (1)                  -215.6%
        Total                                       118.5%             127.3%


    (1) There were no personal and commercial premiums earned during the three months ended March 31, 2002. Therefore, loss, underwriting and combined ratios are not applicable.